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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

NOTIFICATION OF LATE FILING                                       SEC FILING NO.
                                                                  000-22631
       (Check One:)
                                                                  CUSIP NUMBER
                                                                  N/A

[ ] Form 10-K and Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K
[X] Form 10-Q and 10-QSB

    For Period Ended: JUNE 30, 1997

    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR
    For the Transition Period Ended: N/A
                                     --------------------------

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   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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    Full Name of Registrant: SYMPLEX COMMUNICATIONS CORPORATION
    Former Name if Applicable:  N/A
    Address of Principal Executive Officer

    5 RESEARCH DRIVE, ANN ARBOR, MI 48103
    (Street and Number, City, State and Zip Code)
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PART II - RULES 12b-25(b) AND (c)
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     If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

    [X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    [X]   (b) The subject quarterly report or transition report on Form 10-QSB or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.

    [ ]   (c)  The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable. N/A

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-QSB, or portion thereof could not be filed with the prescribed period;

     A significant portion of the Registrant's resources were dedicated to a major off-shore public financing transaction which is imminent.

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PART IV - OTHER INFORMATION
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     (1)  Name and telephone number of person to contact in regard to this notification:

     Thomas Radigan                    (313) 995-1555

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                 [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 [X] Yes  [ ] No

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     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Registrant has experienced a significant growth in operations. Financial results for 1996 second quarter have not been filed with the Commission.

                      SYMPLEX COMMUNICATIONS CORPORATION

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 11, 1997           By: /s/ Thomas Radigan
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                                   Thomas Radigan
                                   Chief Financial Officer, Treasurer, Secretary
                                   (Principal Financial and Accounting Officer)